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                                                                    EXHIBIT 99.1

PIVOTAL SELF-SERVICE TECHNOLOGIES, INC. RE-ENTERS THE WIRELESS MARKET



NEW YORK, NEW YORK ---MAY 22, 2002 ---Pivotal Self Service Technologies, Inc. (OTCBB:PVSS) announced today that it has re-entered the wireless communications market with the acquisition of Prime Wireless and the assets of Midland International Corp.

Prime Wireless is a distribution business primarily focussed on the Canadian Market. It is a small, but profitable business selling primarily land mobile radio products to dealers and Government entities.

In addition to Prime Wireless, Pivotal is also acquiring the assets of Midland International. The assets being acquired include the Midland trade name, tooling, inventory and accounts receivable. While the exact price is not being disclosed at this time, the price and terms are very attractive and payment will be made as assets are liquidated.

John Simmonds, Chairman & CEO stated, "We are very pleased to be back in the wireless business and plan to request a change in our name at our next shareholders meeting. These acquisitions should provide positive cash flow immediately which will allow us to pursue other acquisitions already identified."

This release includes projections of future results and "forward-looking statements" as that term is defined in Sections 27A of the Securities Act of 1933 as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934 as amended (the "Exchange Act"). All statements that are included in this release, other than statements of historical fact, are forward-looking statements. Although management believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the expectations are disclosed in this release, including, without limitation, in conjunction with those forward-looking statements contained in this release.



Contact:  John G. Simmonds
          Chief Executive Officer
          Pivotal Self-Service Technologies, Inc.
          905-833-3838 ext 223

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